EXHIBIT 99.1

NEWS RELEASE

720 Park Blvd./P.O.Box 73

Boise, Idaho 83729 • www.wgint.com

FOR RELEASE:

March 14, 2005

Washington Group International Reports Fourth
Quarter and Fiscal Year End 2004 Results

Record 2004 Net Income of
$51.1 Million, up 22%, and Revenue Growth of 17%

New Work for the Fiscal Year Exceeded $3.6 Billion; Backlog Grew for Ninth
Consecutive Quarter to $4.0 Billion

Financial Highlights:

•                  New work of $3.6 billion exceeded revenue for the year by $708.6 million.

•                  Backlog at the end of the year was $4.0 billion, up 21% from 2003.

•                  Revenue for the year was $2.9 billion, up 17% from 2003.

•                  Net income was $51.1 million, resulting in earnings of $2.02 per basic and $1.86 per diluted share.

•                  Company is debt free for tenth consecutive quarter; cash and short term investments rose to $316.3 million at year end.

•                  Company receives clean audit opinion on financial reporting controls under Sarbanes-Oxley.

Boise, Idaho - Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its fourth quarter and fiscal year ended December 31, 2004.

“In 2004 we achieved our financial goals while strategically positioning the company for long-term growth. New work increased 14% over 2003 to $3.6 billion, exceeding revenue by $709 million, and bringing backlog to $4 billion,” said Stephen G. Hanks, president and chief executive officer.

“Net income of $51.1 million reflects a 22% increase over 2003. Additionally, cash and short-term investments increased by $77 million in 2004 to $316 million.

 “The year was marked by significant new awards in all market segments. Key awards included major contract mining projects; engineering, procurement, and construction alliances with major utilities; and threat-reduction awards both domestically and internationally.  We made progress developing strategic alliances with our industrial customers and continue to see strong market opportunities in the transportation and water resources markets. We are also energized by our development of business in oil and gas markets around the world.”

Fourth Quarter: During the 2004 fourth quarter, the Energy & Environment, Defense, Power, and Mining business units continued to perform very well. New work was bolstered by a resurgence of awards in the Middle East and the full release of funding for a threat-reduction program in the former Soviet Union. New work totaled $843.8 million, exceeding revenue of $761.4 million. Backlog increased for the ninth consecutive quarter.

Net income for the quarter was $12.5 million or $0.45 per diluted share. This compares to net income of $2.2 million or $0.09 per diluted share in 2003. Last year’s fourth quarter included a $9.8 million charge for the write-off of unamortized fees associated with refinancing the credit facility and a $6.2 million charge related to the extension of the term of stock options granted to the company’s chairman.

Net income for the quarter benefited from the completion of three nuclear plant component replacement projects by the Power Business Unit, performance incentives in both the Energy & Environment and Defense business units, and the resolution of issues relative to work in the Middle East.

Two charges in the quarter related to the Infrastructure Business Unit. A $10.7 million charge was primarily the result of uncompensated, owner-directed changes on a highway interchange project.  Consistent with its policy, the company recognized the additional cost when it was identified and will not recognize additional revenue until agreements are reached with the customer. Washington Group continues to negotiate change orders with the customer.  The company also recorded an $8.2 million charge related to a legal issue on completed U.S. government-funded international contracts dating back to the early 1990s. The company expects settlement negotiations will continue.

Corporate Performance Fiscal Year Ended 2004: The company reported new work of $3.6 billion, a 14% increase over 2003 performance. New work for programs in the Middle East for the U.S. Army Corps of Engineers (USACE) was $556.6 million for the year compared to $343.1 million for 2003. The Defense Business Unit recorded significant new work in threat-reduction programs, and the Power Business Unit recorded new work for plant modification and new generation programs. Backlog grew $681.6 million, or 21%, to $4.0 billion.

Revenue for the year of $2.9 billion grew 17% over 2003. A significant contributor was work in the Middle East for the USACE and other U.S. agencies, which totaled $556.3 million compared to $59.2 million in 2003.

Net income for the year was $51.1 million, or $1.86 per diluted share, compared to net income of $42.1 million, or $1.66 per diluted share, in 2003. Net income for 2004 benefited from a $6.0 million after-tax reduction in interest expense as a result of improved terms of the credit facility as well as a modification to the tax treaty between the Netherlands and the United States that eliminated withholding taxes on dividends and resulted in a one-time after-tax benefit of $3.6 million.

“Although pleased with our results, we are disappointed with the $16 million loss by our Infrastructure Business Unit. The loss was due in part to uncompensated, owner-directed changes. We are negotiating settlements with the clients, and we are taking aggressive actions to change the risk profile and improve performance of the business unit,” said Hanks.

Cash and short-term investments grew by $77.4 million to $316.3 million.

“As our cash position continues to increase, we are developing a capital allocation strategy to enhance shareholder value,” said Hanks. “We have retained an investment advisor to help develop an optimal strategy. We intend to conduct a complete return-based analysis that will focus on cash requirements for internal growth, share and warrant repurchase strategies, and niche acquisitions.

“We are also pleased to report that we received a clean opinion from independent auditors on management’s assessment of Sarbanes-Oxley internal control over financial reporting. Our processes and policies are now well-documented and we look forward to realizing the benefits of our investment.”

2004 Business Unit Performance

Energy & Environment:  New work of $442.1 million and backlog of $487.1 million were about equal to 2003 results.

Revenue for 2004 increased $11.1 million to $396.6 million. Operating income was up $3.2 million to $73.1 million. The business unit continued to perform exceptionally well at sites managed for the U.S. Department of Energy and its incentive awards reflect this performance.

Defense: New work of $723.4 million increased 45%, primarily as a result of scope additions associated with chemical demilitarization projects and a threat-reduction program in the former Soviet Union. Backlog grew 36% to $869.7 million.

Revenue for 2004 declined $10.8 million to $495.3 million, and operating income fell $9.7 million to $40.1 million. Results in 2003 included claim settlements of $13.6 million, while there were no similar settlements in 2004.

Mining: New work for the year of $216.3 million resulted in backlog growth of 19% to $516.1 million. The growth in contract mining opportunities resulted from strong base and precious metal prices.

Revenue for 2004 increased $25.6 million, or 30%, when compared to 2003. The revenue increase related to a new copper mine in Nevada and a phosphate mine in Canada.

Operating income for 2004 of $33.4 million was comparable with 2003.  However, the 2003 earnings included a $3.2 million gain from the sale of coal leases. Earnings for 2004 benefited from new contracts and improved performance on existing contracts. Despite a 9% reduction in coal shipments because of customer plant outages, price increases combined with lower costs and the strengthening of the euro allowed MIBRAG earnings of $24.7 million to match earnings in 2003.

Power: New work for the year of $854.0 million, up 21%, includes several major program wins for new generation and plant modification programs as well as additional work in the Middle East. Backlog increased 44% to $716.4 million.

Revenue for 2004 increased $122.2 million, or 24%, from 2003.  The increase in revenue was primarily attributable to new power projects in the Middle East totaling $152.0 million.

Operating income for 2004 declined $4.2 million to $34.8 million when compared to 2003. Work in the Middle East contributed $7.0 million in 2004, partially offsetting the impact of unusually high incentives earned in 2003 on a nuclear component replacement project and a plant modification project.

Infrastructure: New work of $959.8 million included $215.2 million for USACE projects in the Middle East, a large light-rail project, and two major highway projects. Backlog at year-end increased $67.8 million to $1.1 billion.

Revenue of $891.1 million represents a $305.2 million, or 52%, increase over 2003. The increase was primarily associated with the USACE projects in the Middle East which totaled $401.5 million.

The business unit lost $16.2 million in 2004 compared to earnings of $32.3 million in 2003. Projects in the Middle East generated earnings of $38.9 million, but this performance was more than offset by losses on highway projects ($44.3 million); expenses associated with legal issues on completed international contracts ($8.2 million); and a downturn in the engineering services business.

Industrial/Process: Although revenue for 2004 declined by $35.6 million to $394.7 million, new work increased by 7% to $434.5 million, and backlog increased to $293.5 million, reversing the trend of a declining backlog.

Operating income increased $15.3 million to $17.8 million. A $9.8 million claim settlement contributed to the increase.

Outlook and Guidance 2005:

Based on the economic outlook, new work for 2005 reflects stable market opportunities with the U.S. Departments of Energy and Defense; favorable conditions in the clean air, power services, and infrastructure markets; anticipated strong precious metal and commodity prices; and some rebound in domestic capital spending.  New work in the Middle East is anticipated to be lower than in 2004.

Revenue growth for 2005 is expected to be modest.  The growth in backlog experienced in 2004 was comprised of many long-duration programs that will support revenue growth in future years, but the company expects revenue from projects in the Middle East to decline.

With regard to earnings in 2005, the company looks for improvement in the Power, Energy & Environment, and Defense business units, and expects the Infrastructure Business Unit to return to profitability.  However, the level of work in the Middle East is uncertain at this time, with earnings expected to be significantly lower than in 2004. Consistent with past practices, the company does not include potential claim settlements in earnings forecasts. The $3.6 million benefit associated with the U.S.-Netherlands tax treaty in 2004 will not be repeated. And 2005 will include an after-tax charge of $2.0 to $2.5 million for the initial expensing of stock options.  Based on the above, the company’s net income guidance for 2005 is $45 to $50 million.

Financial Guidance 2005

Backlog (at year end)	$4.3 – 4.6	billion
New Work	$3.3 – 3.6	billion
Revenue	$2.9 – 3.2	billion
Net Income	$45.0 – 50.0	million
EPS-Basic*	$1.76 – 1.96

*Footnote: Calculated based on year-end outstanding shares of approximately 25.5 million.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the fourth quarter and year end 2004 results on March 15, 2005, at 10:30 a.m. EST. The Company will provide a webcast of its call live over the Internet on its corporate Web site at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.

With approximately 25,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets Served

Included among those markets are:  power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1. Business – Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2004.

Investor Contact	Media Contact
Earl Ward	Laurie Spiegelberg
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5698	208-386-5026
earl.ward@wgint.com	laurie.spiegelberg@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(UNAUDITED)

	Three months ended		Year ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
Revenue	$761,420	$620,870	$2,915,382	$2,501,151
Cost of revenue	(725,528)	(583,519)	(2,765,351)	(2,324,802)
Gross profit	35,892	37,351	150,031	176,349
Equity in income of unconsolidated affiliates	6,535	5,851	26,917	25,519
General and administrative expenses	(17,966)	(20,173)	(60,404)	(57,520)
Other operating income (expense)	1,443	4,942	1,443	6,182
Operating income	25,904	27,971	117,987	150,530
Interest income	980	491	2,778	1,748
Interest expense	(3,117)	(4,284)	(14,625)	(24,587)
Write-off of deferred financing fees	—	(9,831)	—	(9,831)
Other income (expense), net	(1,876)	(710)	(1,509)	(2,101)
Income before reorganization items, income, taxes, and minority interests	21,891	13,637	104,631	115,759
Reorganization items	—	(1,200)	1,245	(4,900)
Income tax expense	(5,511)	(5,533)	(39,525)	(46,888)
Minority interests in income of consolidated subsidiaries	(3,846)	(4,668)	(15,214)	(21,908)
Net income	$12,534	$2,236	$51,137	$42,063
Net income per share:
Basic	$.49	$.09	$2.02	$1.68
Diluted	$.45	$.09	$1.86	$1.66
Common shares outstanding:
Basic	25,464	25,027	25,281	25,007
Diluted	27,844	25,900	27,444	25,322

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	December 31, 2004	January 2, 2004
ASSETS
Current assets
Cash and cash equivalents	$286,078	$188,835
Short-term investments	30,200	50,000
Accounts receivable, including retentions of $14,973 and $13,663, respectively	250,251	248,456
Unbilled receivables	214,437	142,250
Investments in and advances to construction joint ventures	24,321	26,346
Deferred income taxes	94,343	89,320
Other	49,642	43,804
Total current assets	949,272	789,011

Investments and other assets
Investments in unconsolidated affiliates	179,347	145,144
Goodwill	307,817	359,903
Deferred income taxes	64,479	26,644
Other assets	18,078	18,928
Total investments and other assets	569,721	550,619

Property and equipment
Construction equipment	81,432	94,234
Other equipment and fixtures	31,954	28,500
Buildings and improvements	11,543	10,212
Land and improvements	2,491	2,491
Total property and equipment	127,420	135,437
Less accumulated depreciation	(58,207)	(64,544)
Property and equipment, net	69,213	70,893
Total assets	$1,588,206	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS   (continued)

(In thousands, except per share data)

(UNAUDITED)

	December 31, 2004	January 2, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $30,154 and $21,184, respectively	$206,180	$176,300
Billings in excess of cost and estimated earnings on uncompleted contracts	204,263	170,182
Accrued salaries, wages and benefits, including compensated absences of $48,908 and $45,765, respectively	149,502	131,216
Other accrued liabilities	61,919	54,781
Total current liabilities	621,864	532,479
Non-current liabilities
Self-insurance reserves	67,945	58,674
Pension and post-retirement benefit obligations	103,398	99,076
Other non-current liabilities	14,158	10,941
Total non-current liabilities	185,501	168,691
Contingencies and commitments
Minority interests	47,920	48,469
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 25,474 and 25,046 shares issued, respectively	255	250
Capital in excess of par value	542,514	528,484
Stock purchase warrants	28,167	28,647
Retained earnings	130,901	79,764
Treasury stock, 26 shares, at cost	(1,012)	—
Accumulated other comprehensive income	32,096	23,739
Total stockholders’ equity	732,921	660,884
Total liabilities and stockholders’ equity	$1,588,206	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31, 2004	Year ended January 2, 2004
Operating activities
Net income	$51,137	$42,063
Reorganization items	(1,245)	4,900
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(2,493)	(9,869)
Depreciation of property and equipment	18,714	31,369
Amortization and write-off of financing fees	3,225	19,565
Normal profit	(594)	(2,331)
Non-cash income tax expense	34,603	43,057
Minority interests in net income of consolidated subsidiaries	15,214	21,908
Equity in income of unconsolidated affiliates, less dividends received	(17,296)	(17,091)
Self-insurance reserves	7,772	(11,259)
Compensation related to stock options	1,164	6,174
Common stock and warrants received in legal settlement	(1,443)	—
Gain on sale of assets, net	(1,031)	(7,682)
Other	10,313	1,901
Changes in other assets and liabilities:
Accounts receivable and unbilled receivables	(73,980)	605
Investments in and advances to construction joint ventures	2,040	(7,531)
Other current assets	(5,841)	2,869
Accounts payable and subcontracts payable, accrued salaries, wages and benefits and other accrued liabilities	40,511	(4,629)
Billings in excess of cost and estimated earnings	32,603	(34,408)
Net cash provided by operating activities	113,373	79,611
Investing activities
Property and equipment additions	(35,217)	(12,213)
Property and equipment disposals	21,270	34,881
Purchase of short-term investments	(617,200)	(313,701)
Sale of short term investments	637,000	263,701
Advances to unconsolidated affiliates	(2,739)	—
Proceeds from sale of business	—	17,700
Net cash provided (used) by investing activities	3,114	(9,632)
Financing activities
Payment of financing fees	(3,914)	(11,438)
Distributions to minority interests, net	(25,501)	(42,105)
Proceeds from exercise of stock options and warrants	10,171	1,207
Net cash used by financing activities	(19,244)	(52,336)
Increase in cash and cash equivalents	97,243	17,643
Cash and cash equivalents at beginning of period	188,835	171,192
Cash and cash equivalents at end of period	$286,078	$188,835

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT OPERATING INFORMATION

(In millions)

(UNAUDITED)

	Three months ended		Year ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
REVENUE
Power	$190.7	$119.4	$634.0	$511.8
Infrastructure	196.6	184.1	891.1	585.9
Mining	29.3	18.9	109.8	84.2
Industrial/Process	100.0	95.2	394.7	430.3
Defense	135.2	127.5	495.3	506.1
Energy & Environment	111.5	80.4	396.6	385.5
Intersegment and other	(1.9)	(4.6)	(6.1)	(2.6)
Total consolidated revenues	$761.4	$620.9	$2,915.4	$2,501.2

OPERATING INCOME
Power	$14.6	$8.3	$34.8	$39.0
Infrastructure	(15.8)	16.1	(16.2)	32.3
Mining	6.7	9.6	33.4	33.5
Industrial/Process	1.6	(1.3)	17.8	2.5
Defense	12.6	8.2	40.1	49.8
Energy & Environment	23.0	13.2	73.1	69.9
Intersegment and other unallocated operating costs	1.2	(5.9)	(4.6)	(19.0)
General and administrative expense, corporate	(18.0)	(20.2)	(60.4)	(57.5)
Total operating income	$25.9	$28.0	$118.0	$150.5

NEW WORK
Power	$266.1	$154.9	$854.0	$706.5
Infrastructure	136.1	205.1	959.8	868.2
Mining	(50.0)	108.0	216.3	265.3
Industrial/Process	87.7	64.6	434.5	405.6
Defense	291.1	161.5	723.4	500.2
Energy & Environment	114.7	58.0	442.1	434.5
Other	(1.9)	(4.6)	(6.1)	5.3
Total new work	$843.8	$747.5	$3,624.0	$3,185.6

	December 31, 2004	October 1, 2004	January 2, 2004
BACKLOG
Power	$716.4	$641.1	$496.7
Infrastructure	1,121.3	1,182.1	1,053.5
Mining	516.1	601.5	435.2
Industrial/Process	293.5	305.9	254.4
Defense	869.7	713.8	641.6
Energy & Environment	487.1	483.8	441.1
Total backlog	$4,004.1	$3,928.2	$3,322.5

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash provided by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our Credit Facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

(In millions)	Three months ended		Year ended
(UNAUDITED)	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
Net income	$12.5	$2.2	$51.1	$42.1
Interest expense (a)	3.1	14.1	14.6	34.4
Taxes	5.5	5.5	39.5	46.9
Depreciation and amortization (b)	5.3	5.2	18.2	29.0
Total	$26.4	$27.0	$123.4	$152.4

(a)          Interest expense for the year ended January 2, 2004 includes the write-off of deferred financing fees of $9.8 million that occurred in the fourth quarter of 2003 in connection with refinancing the Senior Secured Revolving Credit Facility.

 (b)      Depreciation and amortization includes $1.2 million and $10.1 million for the three months and year ended January 2, 2004, respectively, of depreciation on equipment used on a dam and hydropower construction project in the Philippines, which we completed in 2003.  We began selling the equipment during the third quarter of 2002 and the sales have been completed as of December 31, 2004.  Depreciation and amortization includes amortization of normal profit of $(.3) million and $.6 million, respectively, for the three months and year ended December 31, 2004.  The normal profit for the three months and year ended January 2, 2004 was $.9 million and $2.3 million, respectively.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

We believe that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided by operating activities for each of the periods for which EBITDA is presented in this news release.

UNAUDITED	Three months ended		Year ended
(In millions)	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
EBITDA	$26.4	$27.0	$123.4	$152.4
Interest expense	(3.1)	(14.1)	(14.6)	(34.4)
Tax expense	(5.5)	(5.5)	(39.5)	(46.9)
Reorganization items	—	1.2	(1.2)	4.9
Cash paid for reorganization items	(.5)	(2.1)	(2.5)	(9.9)
Amortization of financing fees	.9	10.5	3.2	19.6
Non-cash income tax expense	5.2	4.8	34.6	43.1
Minority interest in net income of consolidated subsidiaries	3.8	4.7	15.2	21.9
Equity in income of unconsolidated affiliates, less dividends received	2.5	2.1	(17.3)	(17.1)
Loss (gain) on sale of assets, net	(.3)	(3.2)	(1.0)	(7.7)
Changes in operating assets and liabilities and other	70.0	16.5	13.1	(46.3)
Net cash provided by operating activities	$99.4	$41.9	$113.4	$79.6
Net cash provided by operating activities for the year ended December 31, 2004	$113.4
Less: Net cash provided by operating activities for the nine months ended October 1, 2004	(14.0)
Net cash provided by operating activities for the three months ended December 31, 2004	$99.4
Net cash provided by operating activities for the year ended January 2, 2004		79.6
Less: Net cash provided by operating activities for the nine months ended October 3, 2003		(37.7)
Net cash provided by operating activities for the three months ended January 2, 2004		41.9